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                                                                   EXHIBIT 3.6.2



                   AMENDED AND RESTATED OPERATING AGREEMENT OF

                                  FANTASMA, LLC
               a Delaware Member-Managed Limited Liability Company



     THIS AMENDED AND RESTATED OPERATING AGREEMENT of Fantasma, LLC, by and between AAi.FOSTERGRANT, Inc., a Rhode Island corporation, (together with its successors and permitted assigns, "AAI") and Houdini Capital LTD, a New York corporation whose sole shareholder is Roger D. Dreyer ("HOUDINI"), each as a Member, amends and restates in its entirety the Limited Liability Company Agreement of Fantasma, LLC, dated as of April 22, 1996, as amended and restated by an Amended and Restated Operating Agreement of Fantasma, LLC dated June 23, 1998.

                                    RECITALS

     AAi purchased a 67.0% Membership Interest from Overdrive Capital Corp. pursuant to an AGREEMENT (Purchase and Sale of Percentage Interest), dated the date hereof, by and between Overdrive Capital Corp., as seller, and AAi, as buyer, and AAi purchased a 13.0% Percentage Interest from Roger D. Dreyer pursuant to an AGREEMENT (Purchase and Sale of Membership Interest), dated the date hereof, by and between Roger D. Dreyer, as seller, and AAi, as buyer. Simultaneously, Roger D. Dreyer assigned his remaining 20% Percentage Interest to Houdini in exchange for 100% of the capital stock of Houdini.

     The parties are entering into this Operating Agreement to reflect their agreement regarding the operation of the Company and the rights and obligations of the Members. Accordingly, the parties hereto, each in consideration of the agreements of the others, mutually covenant and agree as follows:

                                    ARTICLE I

               FORMATION; NAME; PRINCIPAL PLACE OF BUSINESS; TERM

     1.1 FORMATION. The parties agree to form a limited liability company pursuant to the laws of the State of Delaware and this Agreement.

     1.2 NAME. The name of the Company shall be Fantasma, LLC. The business of the Company may be conducted under any other name designated by the Members upon compliance with all applicable laws.

     1.3 BUSINESS ADDRESS; RESIDENT AGENT. The business address of the Company shall be 500 George Washington Highway, Smithfield, Rhode Island 02917. The name and address of the resident agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The

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business address and the resident agent may be changed by the Members from time to time upon compliance with the procedures required by the Act.

     1.4 REGISTRATION IN OTHER JURISDICTIONS. The Members from time to time may establish places of business of the Company within and without the States of Rhode Island, New York, New Jersey and Delaware, as and when required by the Company's business, and may appoint agents for service of process in all jurisdictions in which the Company conducts or may conduct business. The Members may cause the Company to change from time to time its resident agents for service of process, or the location of any of its registered offices; provided that all Members are given written notice of any such change.

     1.5 PURPOSE. The Company's purpose is to engage in any lawful act or activity for which a limited liability company may be organized under the Act. Subject to the terms hereof and to applicable law, the Company is authorized to perform all acts necessary, convenient or incidental to the effectuation of its purposes.

     1.6 TERM. The term of the Company shall commence on the date of the filing for record of the Company's Articles of Organization in the Office of the Secretary of State of Delaware, and shall continue until dissolved and liquidated as provided in ARTICLE IX.

                                   ARTICLE II

                                   DEFINITIONS

     Wherever used in this Agreement, unless the context clearly indicates otherwise, the following terms shall have the meanings indicated:

     "AAI" is defined in the PREAMBLE.

     "ACT" means the Delaware Limited Liability Company Act, 6 Del. C. ' 18-101, et seq., as amended, modified, supplemented or restated from time to time, or any successor statute.

     "AFFILIATED PERSON" means any (i) Member, (ii) member of the immediate family of any Member, (iii) legal representative, successor or assignee of any person referred to in the preceding CLAUSES (I) and (II), (iv) trustee of a trust for the benefit of any person referred to in the preceding CLAUSES (I) and
(II), (v) entity of which a majority of the voting interests is owned by any one or more of the persons referred to in the preceding CLAUSES (I) through (IV),
(vi) person who owns 15% or more of the common stock of any corporate Member, or
(vii) person who is an officer, director, trustee, employee, stockholder (15% or more) or partner of any entity or person referred to in the preceding CLAUSES
(I), (III), (V) and (VI).

     "AGREEMENT" means this Amended and Restated Operating Agreement, as amended, modified, supplemented and/or restated from time to time.


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     "BANKRUPTCY" means, with reference to any Member: (a) the entry of an order for relief (or similar court order) against such Member which authorizes a case brought under Chapter 7, 11 or 13 of Title 11 of the United States Code to proceed; (b) the commencement of a federal, state or foreign bankruptcy, insolvency, reorganization, arrangement or liquidation proceeding by such Member; (c) the commencement of a federal, state or foreign bankruptcy, insolvency, reorganization, arrangement or liquidation proceeding against such Member if such proceeding is not dismissed within 60 days after the commencement thereof; (d) the entry of a court decree or court order which remains unstayed and in effect for a period of 30 consecutive days: (i) adjudging such Member insolvent under any federal, state or foreign law relating to bankruptcy, insolvency, reorganization, arrangement, liquidation, receivership or the like;
(ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or in respect of, such Member or such Member's properties under any federal, state or foreign law relating to insolvency, reorganization, arrangement, liquidation, receivership or the like; (iii) appointing a receiver, liquidator, assignee, trustee, conservator, or sequester (or other similar official) of such Member, or of all, or of a substantial part, of such Member's properties; or (iv) ordering the winding up, dissolution or liquidation of the affairs of such Member; (e) the written consent by such Member to the institution against it of any proceeding of the type described in the preceding CLAUSE (A), (B), (C) or (D); (f) the written consent by such Member to the appointment of a receiver, liquidator, assignee, trustee, conservator or sequester (or other similar official) of such Member, or of all, or of a substantial part, of its properties; (g) the making by such Member of an assignment for the benefit of creditors; (h) the admission in writing by such Member of its inability to pay its debts generally as they come due; (i) the taking of any corporate or other action by such Member in furtherance of any of the foregoing; or (j) if such Member becomes insolvent by the taking of any act or the making of any Transfer, or otherwise, as "insolvency" is or may be defined pursuant to the Federal Bankruptcy Code, the Federal Bankruptcy Act, the Uniform Fraudulent Conveyances Act, any state or federal act, or the ruling of any court.

     "BOOK DEPRECIATION" is defined in SECTION 4.3C.

     "BOOK PROFITS & LOSSES" means the Profits and Losses of the Company, adjusted for purposes of determining and maintaining the Members' Capital Accounts as provided in SECTION 4.3C.

     "CAPITAL ACCOUNT" means, with respect to each Member, the record of the effect of such Member's capital contribution and of each item of income, gain, loss or deduction or cash distribution allocated to such Member upon such economic or equity interest in the Company. Each Member's Capital Account shall be maintained as set forth in SECTION 4.3.

     "CAPITAL CONTRIBUTION" means with respect to any Member, the total amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company by such Member.

     "CASH FLOW" means the excess of the cash receipts from day-to-day operations of the Company over (i) the cash needed to pay expenses arising from day to day operations of the Company and (ii) the cash needed in the reasonable judgment of the Members to fund a reasonable reserve for the needs of the Company's business.


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     "CODE" means the Internal Revenue Code of 1986, as amended, modified, supplemented or restated from time to time, or any successor statute.

     "COMPANY" means Fantasma, LLC and any successor thereto.

     "CONSENT OF THE MEMBERS" means the consent of the Members whose Percentage Interests represent greater than 50% of the Percentage Interests of all Members entitled to vote or consent to a given issue, provided that, so long as AAi's Percentage Interest exceeds the Requisite Percentage, AAi shall be entitled to vote or consent on all matters and any other Member shall not be entitled to vote or consent on any matter other than those matters requiring the unanimous consent of all Members pursuant to the provisions of Section 3.2C (No Other Contributions), Section 3.4 (Additional Members), Article VIII (Dissociation of a Member) and Section 12.10 (Amendment).

     "COVERED ACT" means any act or omission by an Indemnified Person in the Indemnified Person's official capacity with the Company and while serving as such or while serving at the request of the Company as a member of the governing body, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other entity or enterprise, including entities and enterprises which are subsidiaries or affiliates of the Company, or employee benefit plan.

     "COVERED EXPENSE" means any reasonable expense incurred by an Indemnified Person in connection with the defense of any claim made against the Indemnified Person for Covered Acts including legal, accounting or investigative fees and expenses, including the expense of bonds necessary to pursue an appeal of an adverse judgment.

     "COVERED LOSS" means any amount which an Indemnified Person is legally obligated to pay as a result of any claim made against the Indemnified Person for Covered Acts including judgments for, and awards of, damages, amounts paid in settlement of any claim, any fine or penalty or, with respect to an employee benefit plan, any excise tax or penalty.

     "DISSOCIATION" (including the verb form "DISSOCIATE" and the adjective form "DISSOCIATING") means, as to a Member, the occurrence of Bankruptcy, dissolution, Expulsion or voluntary or involuntary resignation or withdrawal from the Company as a Member for any reason. Involuntary withdrawal shall occur whenever the Member may no longer continue as a Member by law or pursuant to the terms of this Agreement.

     "ELECTION NOTICE" is defined in SECTION 8.3A.

     "EXCLUDED CLAIM" is defined in SECTION 11.3.

     "EXPULSION" is defined in SECTION 8.4.

     "FISCAL YEAR" means the fiscal year of the Company, which shall be the calendar year.

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     "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as adjusted pursuant to SECTION 4.3B.

     "HOUDINI" is defined in the PREAMBLE.

     "INCLUDING", together with its correlative "INCLUDE" and "INCLUDES", means including without limitation unless the context clearly indicates to the contrary.

     "INDEMNIFIED PERSON" means any officer or any or all of the Members or other persons who are exercising any powers normally vested in the Members pursuant to authority granted or authorized under this Agreement.

     "MEMBER" or "MEMBERS" means those persons who have executed this Agreement as a Member, or any of them, and any additional or Substitute Member admitted as a Member pursuant to the terms hereof. For purposes of the Act and this Agreement, so long as AAi's Percentage Interest exceeds the Requisite Percentage there shall be two classes of Members, one voting and one non-voting, which shall be identical in all respects other than with respect to voting rights as provided under definition of "Consent of the Members."

     "MEMBER LOAN NONRECOURSE DEBT MINIMUM GAIN" has the meaning attributed to "partner loan nonrecourse debt minimum gain" in Treasury Regulation 1.704-2(i)
(3), where the word "partner" shall be deemed to refer to a Member.

     "MEMBER LOAN NONRECOURSE DEDUCTIONS" means any deductions of the Company that are attributable to a nonrecourse liability for which a Member bears the risk of loss within the meaning of Treasury Regulation 1.704-2(i).

     "MINIMUM GAIN" means the amount determined by computing, with respect to each nonrecourse liability of the Company, the amount of Profits, if any, that would be realized by the Company if it disposed of (in a taxable transaction) the property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed, in accordance with Treasury Regulation 1.704-2(d). For purposes of determining the amount of such Profits with respect to a liability, the adjusted basis, for federal income tax purposes, of the asset subject to the liability shall be allocated among all the liabilities that the asset secures in the manner set forth in Treasury Regulation 1.704-2(d)(2). If Company property subject to one or more nonrecourse liabilities of the Company is, under Treasury Regulation 1.704-1(b)(2)(iv)(d),(f) or (r), properly reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property, then the determination of Minimum Gain shall be made with reference to such book value.

     "MINIMUM GAIN CHARGEBACK" is defined in SECTION 4.6.

     "NET CASH FROM SALES OR REFINANCINGS" means the net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) of Company property and all refinancings of Company property, less any portion thereof used to establish reserves, all as determined by the Members. "Net Cash from Sales or Refinancings" shall include all principal and interest payments with


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respect to any note or other obligation received by the Company in connection with sales and other dispositions (other than in the ordinary course of business) of Company property.

     "NONRECOURSE DEDUCTIONS" has the meaning set forth in Treasury Regulation 1.704-2(c). The amount of Nonrecourse Deductions for a Fiscal Year of the Company equals the net increase, if any, in the amount of Minimum Gain during that Fiscal Year, determined according to the provisions of Treasury Regulation 1.704-2(c).

     "OFFER" is defined in SECTION 7.2A.

     "OFFER NOTICE" is defined in SECTION 7.2A.

     "PERCENTAGE INTEREST" means, with respect to any Member, that fraction whose numerator is the amount of cash and the agreed fair market value of any property contributed to the Company by that Member and set forth on SCHEDULE A, as amended at the time of reference thereto, and whose denominator is the total amount of cash and agreed fair market value of any property contributed to the Company by all Members and set forth on SCHEDULE A, as amended at the time of reference thereto.

     "PERSON" means a natural person or any association, relationship or artificial person through or by means of which an enterprise or activity may be lawfully conducted, including a partnership, trust, limited liability company, corporation, joint venture, cooperative or association.

     "PRIME RATE" means the prime rate of interest announced from time to time by Fleet National Bank, which is intended to be a floating rate of interest.

     "PRO RATA FRACTION" is defined in SECTION 7.2B.

     "PROCEEDING" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

     "PROFITS" and "LOSSES" means the net income and losses (or items thereof), respectively, of the Company as determined in accordance with the accounting methods followed by the Company for federal income tax purposes. "Profits" and "Losses" shall include net gains and losses as computed for federal income tax purposes from the sale or other disposition of all or part of the Company's property or any other event or transaction not in the ordinary course of day-to-day operations of the Company (including the liquidation of the Company).

     "QUALIFIED INCOME OFFSET AMOUNT" is defined in SECTION 4.5.

     "REGULATORY ALLOCATION" is defined in SECTION 4.8.

     "REMAINING OFFERED MEMBERSHIP INTERESTS" is defined in SECTION 7.2B.

     "REQUISITE PERCENTAGE" means 50% of the Percentage Interests of all Members.


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     "SHARE OF MINIMUM GAIN" means, for each Member, the excess of (i) the sum of (a) the aggregate Nonrecourse Deductions allocated to such Member (and such Member's predecessors in interest) up to that time and (b) the aggregate distributions to such Member (and such Member's predecessors in interest) up to that time of proceeds of a non-recourse liability that are allocable to an increase in Minimum Gain over (ii) the sum of (a) such Member's (and such Member's predecessors in interest) aggregate share of the net decrease in Minimum Gain up to that time and (b) such Member's (and such Member's predecessors' in interest) aggregate share of the decreases up to that time in Minimum Gain resulting from revaluations of Company property subject to one or more non-recourse liabilities of the Company.

     "SUBSTITUTE MEMBER" means a person admitted to all the rights of a Member pursuant to the provisions of ARTICLE VII.

     "SUCCESSORS" is defined in SECTION 8.2.

     "TAX DISTRIBUTION" means for each Fiscal Year, an amount equal to the product of (i) each Member's proportionate allocation of the Company's Profits during such period as reported to the Members by the Company on Schedule K-1 multiplied by (ii) the highest marginal tax bracket (federal and state) applicable to any one Member (or in the case of a Member which is a pass-through entity for tax purposes, the equity holders of such Member who are responsible for the payment of such income tax liability).

     "TAX MATTERS PARTNER" is defined in SECTION 12.1.

     "TRANSFER," as a noun, means a transaction or event by which ownership of a Percentage Interest is changed or encumbered to or by another Person, including a sale, assignment, transfer, exchange, abandonment, disposal, gift, pledge or foreclosure. "Transfer," as a verb, means to effect a Transfer.

     "TREASURY REGULATION" means any proposed, temporary or final regulations promulgated by the Department of the Treasury, or any successor agency, under the Code, as in effect from time to time. Any reference to a specific Treasury Regulation shall include any successor provision to such specific Treasury Regulation.

                                   ARTICLE III

                         MEMBERS AND THEIR CONTRIBUTIONS

     3.1  MEMBERS. The initial Members shall be AAi and Houdini.

     3.2  CONTRIBUTIONS.

     A. INITIAL CAPITAL CONTRIBUTIONS. The Members have contributed or agreed to contribute to the capital of the Company the cash and property whose agreed fair market value is specified in SCHEDULE A.


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     B.   ADDITIONAL CAPITAL REQUIREMENTS. The Company may authorize additional
Capital Contributions at such times and on such terms and conditions as it determines to be in its best interest.

     C. NO OTHER CONTRIBUTIONS. Except as otherwise provided in SECTION 3.2B, no Member shall make contributions to the capital of the Company in excess of the amount determined pursuant to SECTION 3.2A without the prior written unanimous consent of the other Members, which consent shall be subject to each Member's sole discretion; provided, however, AAi may make contributions to the capital of the Company without the other Members' consent; and provided, further, no Member holding a five percent (5%) or less Percentage Interest shall be required to make further contributions to the capital of the Company without such Member's consent.

     D. OBLIGATIONS ENFORCEABLE ONLY BY COMPANY. No Capital Contribution or other obligation to make an Additional Capital Contribution may be enforced by a creditor of the Company or other person other than the Company unless a Member expressly consents to such enforcement or to the assignment of the obligation to such creditor.

     3.3  ADDITIONAL MEMBER LOANS. In addition to the Member loans permitted by
SECTION 10.2, in the event that the initial Capital Contributions required to be made pursuant to SECTION 3.2B are not reasonably adequate for the operations of the Company consistent with the projections set forth on EXHIBIT D, AAi agrees to arrange for, or if necessary provide, loans to finance operations during the remaining period of such projections. Any such loans provided by AAi shall bear interest at an annual rate of interest equal to its cost of funds and shall be upon such other terms and conditions (including interest, fees, etc.) as the Company and AAi shall determine, including without limitation that such loans may be secured by a security interest in any or all assets of the Company. In the event that AAi makes a loan pursuant to this SECTION 3.3, the principal amount of such loan and any interest and other amounts accrued thereon shall be repaid in its entirety prior to the making of any distributions to any Member other than the a minimum distribution of Cash Flow equal to the Tax Distribution as provided in the second sentence of SECTION 5.1. In the event that AAi arranges for its Lender to make loans directly to the Company, the Company shall provide any necessary guarantees or cross-collateralization of AAi's loan from the Lender, or may be required by the Lender.

     3.4 ADDITIONAL MEMBERS. Except as otherwise provided in ARTICLE VII with respect to Substitute Members, additional Members may be admitted only upon the prior written unanimous consent of the Members. Such additional Members shall execute and acknowledge a counterpart to this Agreement or shall otherwise evidence in writing their agreement to be bound by the terms hereof in such manner as the Members shall determine.

     3.5  MEETINGS OF THE MEMBERS.

     A. REGULAR MEETINGS. Regular meetings of the Members shall be held once each Fiscal Year at such time and place as agreed upon by the Members or, failing such agreement, on the fourth Monday in February at 10 a.m. at the principal place of business of the Company.


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     B.   SPECIAL MEETINGS. Special meetings of the Members shall be held at the request of any Member or of the Chairman or the President at such time and place as agreed upon by the Members or, failing such agreement, on the date specified by the person(s) calling such special meeting at 10 a.m. at the principal place of business of the Company specified in SECTION 1.3.

     C. NOTICE OF MEETINGS. Written notice each regular and special meeting shall be given to each Member not less than 5 nor more than 30 days before the meeting is scheduled, by or at the direction of the Chairman, the President or the person calling such meeting. Attendance at a meeting shall constitute a waiver of notice of such meeting. A waiver of such notice in writing signed by the person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice. If all of the Members meet at any time and place, either within or without the State of Delaware, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice and at such meeting lawful action may be taken.

     D. QUORUM. A quorum of the Members shall consist of the Members holding greater than 50% of all Percentage Interests represented in person or by proxy.

     E. RECORD DATE. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this SECTION 3.5E, such determination shall apply to any adjournment thereof.

     F. MEETINGS BY TELEPHONE CONFERENCE. The Members may participate in meetings by, and the Members may act by means of, conference telephone or video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

     G. VOTES REQUIRED BY THE MEMBERS. To authorize any act, decision or omission to act at a meeting in which a quorum is present, any action approved by Consent of the Members shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Company's Articles of Organization or by this Operating Agreement.

     H. ACTION BY WRITTEN CONSENT. Except as otherwise required by the Act, action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by Members holding at least the minimum Percentage Interests which would be required to take the action at a meeting at which all Members entitled to vote thereon are present, and delivered to the Secretary for filing with the Company records. Forty-eight hours prior written or oral notice of such proposed action shall be given to all Members whether or not such Members would be entitled to vote on such action if such meeting were held. Action taken under this SECTION 3.5H is effective when the requisite number of Members entitled to vote have signed the consent, unless the consent specifies a different effective



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date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

     3.6 LIABILITY OF MEMBERS. No Member shall be liable for the obligations of the Company solely by reason of being a Member. No Member shall be required to make any contributions to the capital of the Company other than as provided in this ARTICLE III.

                                   ARTICLE IV

                        ALLOCATION OF PROFITS AND LOSSES;
                         MAINTENANCE OF CAPITAL ACCOUNTS

     4.1 PROFITS AND LOSSES DETERMINED ANNUALLY. Profits and Losses of the Company shall be determined annually, without considering Profits or Losses of any prior or subsequent period.

     4.2  ALLOCATION OF PROFITS AND LOSSES.

     A. BASIC ALLOCATIONS. After giving effect to the special allocations set forth in this ARTICLE IV, Profits and Losses for any Fiscal Year shall be allocated among the Members in accordance with their Percentage Interests.

     B. NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Members in proportion to their Percentage Interests.

     C. MEMBER LOAN NONRECOURSE DEDUCTIONS. Any Member Loan Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the loan to which such Member Loan Nonrecourse Deductions are attributable in accordance with Treasury Regulations 1.704-2(i).

     4.3  CAPITAL ACCOUNTS.

     A. A Capital Account shall be maintained on the books of the Company for each Member, which shall be (i) credited with such Member's Capital Contributions and the amount of any liabilities that are assumed by such Member or that are secured by any property distributed to such Member, (ii) credited with such Member's distributive share of Profits and any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits, (iii) charged with such Member's distributive share of Losses and any nondeductible expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(i) and not otherwise taken into account under this SECTION 4.3, and (iv) charged with any distributions to such Member and with the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

     In the case of property other than cash contributed to the Company or distributed to a Member, each Member's Capital Account will be credited with the Gross Asset Value of property

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contributed to the Company (net of liabilities assumed by the Company and liabilities to which such contributed property is subject) and shall be debited with the cash and the Gross Asset Value of property distributed to it (net of liabilities assumed by such Member and liabilities to which such distributed property is subject). In the event the Gross Asset Values of Company assets are adjusted pursuant to SECTION 4.3B, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment.

     Upon the Transfer of a Percentage Interest, the Capital Account of the transferor Member shall carry over to the transferee Member.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

     B. For purposes of determining and maintaining the Members' Capital Accounts, the Gross Asset Value of Company assets shall be adjusted as follows:

          (i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company;

          (ii) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times: (a) the acquisition of an additional Percentage Interest in the Company by any new or existing Member in exchange for more than a de minimus Capital Contribution; (b) upon liquidation of the Company, or upon the distribution by the Company to a Member of more than a de minimus amount of money or other Company property to a retiring or continuing Member as consideration for a Percentage Interest; or (c) under generally accepted industry accounting practices, provided substantially all of the Company's property (excluding money) consists of stock, securities, commodities, options, warrants, futures or similar instruments that are readily tradeable on an established securities market; and

          (iii) if the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (i) or (ii) above, such Gross Asset Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Book Profits and Losses, as set forth in
SECTION 4.3C.

     C. For purposes of determining and maintaining the Members' Capital Accounts and the computation of Book Profits and Losses only, the following adjustments shall be made to the calculation of Profits and Losses reflected in the Members' Capital Accounts:

          (i) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

          (ii) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such Profits or Losses, there shall be taken into account Book Depreciation for such fiscal year or other period, computed as hereinafter set forth.

     "BOOK DEPRECIATION" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Book Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deductions for such year or other period bears to such beginning adjusted tax basis.

     Allocations of Book Profits and Losses among the Members shall be made in accordance with the provisions of this ARTICLE IV respecting allocations of Profits and Losses among Members.

     D. Loans to the Company by any Member shall not be considered Capital Contributions. A Member shall not be entitled to demand the return of, or to withdraw, any part of such Member's Capital Contribution or such Member's Capital Account, or to receive any distribution, except as provided in this Agreement. No Member shall be liable for the return of the Capital Contributions of any other Member or the payment of interest thereon.

     4.4  ALLOCATIONS AMONG MEMBERS.

     Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations, including allocations of Book Profits and Losses, not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses, as the case may be, for such Fiscal Year.

     4.5  QUALIFIED INCOME OFFSET.

     A. Notwithstanding any other provision of this ARTICLE IV, in the event any Member unexpectedly receives (i) an adjustment to the Capital Account balance of such Member as described in Treasury Regulation 1.704-1(b)(2)(ii)(d)(4), (ii) an allocation to such Member of loss or deduction of the type described in Treasury Regulation 1.704-1(b)(2)(ii)(d)(5), or (iii) a distribution to such Member in excess of any offsetting increase in the Member's Capital Account balance during or prior to the year of distribution, items of Company Profits and of income that constitute a credit to such Member's Capital Account shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations under Code Section 704(b), the Qualified Income Offset Amount (as defined below) created by such adjustments, allocations, or distributions as quickly as possible, provided that an allocation pursuant to this Section 4.5A shall be made only if and to the extent that such Member would have a Qualified Income Offset Amount after all other allocations provided for in this ARTICLE IV have been tentatively made as if this Section 4.5A were not in this Agreement.

     B. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Losses of the Company be allocated to a Member if such allocation would result in such Member having a Qualified Income Offset Amount (as defined below). The term "QUALIFIED INCOME OFFSET AMOUNT" for a Member means the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year after giving effect to the following adjustments: (i) credit to such Capital Account an amount equal to (a) the Member's Share of Minimum Gain immediately prior to the allocation or distribution and (b) the sum of such Member's allocable share of any recourse indebtedness of the Company as determined under Code Section 752 and any unconditional obligation of such Member to contribute additional amounts to the capital of the Company in the future (to the extent not previously taken into account in determining such Member's share of recourse liabilities of the Company) and (ii) debit to such Capital Account the allocations or distributions described in SECTION 4.5A that, as of the end of the taxable year, are reasonably expected to be made to such Member. All Losses in excess of the limitation set forth in this SECTION 4.5B shall be allocated, first, to those Members who would not have a Qualified Income Offset Amount after taking into account such allocation, and any excess Losses shall be allocated among the Members in accordance with the provisions of
SECTION 4.2A.

     4.6  MINIMUM GAIN ALLOCATION. Notwithstanding any other provisions of this
ARTICLE IV, if in any year there is a net decrease in the amount of the Company's Minimum Gain, each Member will be allocated items of Profits and gain for such year equal to that Member's share of the net decrease in Minimum Gain, within the meaning of Treasury Regulation 1.704-2(g) (2), and subject to the exceptions set forth in Treasury Regulation 1.704-2(f).

     Allocations of Profits and gain (each a "MINIMUM GAIN CHARGEBACK") required pursuant to this SECTION 4.6 shall consist first of gains recognized from the disposition of items of Company property subject to one or more non-recourse liabilities of the Company to the extent of the decrease in Minimum Gain attributable to the disposition of such items of property (or if such gains exceed the amount of the Minimum Gain Chargeback required for such taxable year, the Minimum Gain Chargeback shall consist of a proportionate share of each such gain), and the remainder of such Minimum Gain Chargeback shall consist of a pro-rata portion of the other items of Profits and gain of the Company for that year. If the amount of the Minimum Gain Chargeback requirement exceeds the Company's Profits and gains for the taxable year, the excess shall carry over to subsequent years.

     4.7 MEMBER NONRECOURSE DEBT MINIMUM GAIN. If in any year there is a net decrease (within the meaning of Treasury Regulation 1.704-2(i)(3)) in Member Nonrecourse Debt Minimum Gain, any Member with a share of that Member Nonrecourse Debt Minimum Gain (determined under Treasury Regulation 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of profits and gains for that year (and if necessary, subsequent years) equal to that Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain in accordance with Treasury Regulation 1.704-2(i)(4).

     4.8 REGULATORY ALLOCATIONS. The allocations set forth in SECTIONS 4.2B, 4.2C, 4.5, 4.6 and 4.7 (the "REGULATORY ALLOCATIONS") are intended to comply with certain requirements of Treasury Regulation 1.704-1(b). It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Profits, Losses and items of income, gain, loss, or deduction pursuant to this SECTION 4.8. Therefore, notwithstanding any other provision of this
ARTICLE IV (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Profits, Losses and items of income, gain, loss, or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to SECTION 4.2A. In exercising their discretion under this
SECTION 4.8, the Members shall take into account future Regulatory Allocations under SECTIONS 4.6 and 4.7 that, although not yet made, are likely to offset other Regulatory Allocations previously made under SECTIONS 4.2B and 4.2C.

     4.9  MEMBERS' SHARE OF NONRECOURSE LIABILITIES. For purposes of Code
Section 752, each Member's share of Company non-recourse liabilities shall be determined in accordance with Treasury Regulation 1.752-3(e). In this connection, for purposes of determining each Member's proportionate share of the excess nonrecourse liabilities of the Company pursuant to Treasury Regulation 1.752-3(a) (3), the Members' respective interests in Profits shall be their respective Percentage Interests.

     4.10 TAX ALLOCATIONS: CODE SECTION 704(C). In accordance with Code Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with SECTION 4.3B).

     In the event the Gross Asset Value of any Company properties is adjusted pursuant to SECTION 4.3B, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations promulgated thereunder.

     Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this SECTION 4.10 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Book Profits and Losses, other items, or distributions pursuant to any provision of this Agreement.

     4.11 SECTION 754 ELECTION. Appropriate adjustments shall be made in the allocations to the Members under this ARTICLE IV in order to reflect adjustments in the basis of Company property permitted pursuant to an election made by the Members under Code Section 754. The Company will make the basis adjustments and calculate depreciation deductions in accordance with such adjustments only for those transferees who supply information to the Members that enables the Members to determine when, and at what price, the transferee acquired its interest.

     4.12 INCOME TAX CONSEQUENCES.

     A. The Members intend for the Company to be considered a partnership for federal income tax purposes and agree that the Company will be governed by the provisions of Subchapter K of the Code and the applicable Treasury Regulations promulgated thereunder. The Members are aware of the income tax consequences of the allocations made by this ARTICLE IV and hereby agree to be bound by the provisions of this ARTICLE IV in reporting their shares of Company income and loss for income tax purposes.

     B. The Members will undertake any and all actions necessary under the Code and the Regulations to ensure that the Company will be classified as a partnership for federal income tax purposes. The Members will file or cause to be filed any elections that may be required (but only if required) under the Code and the Regulations in order to ensure that the Company will be classified as a partnership for federal income tax purposes.

                                    ARTICLE V

                    DISTRIBUTION OF CASH FLOW AND PROCEEDS OF
               TRANSACTIONS NOT IN THE ORDINARY COURSE OF BUSINESS

     5.1 CASH FLOW. Cash Flow shall be distributed in accordance with the Members' Percentage Interests at such time or times as the Members deem appropriate, but only in accordance with SECTION 3.3. Notwithstanding the foregoing, a minimum distribution of Cash Flow equal to the Tax Distribution shall be made annually no later than March 31 following the end of the Fiscal Year of the Company with respect to which such distribution is made.

     5.2  NET CASH FROM SALES OR REFINANCINGS. Except as otherwise provided in
ARTICLE IX, Net Cash from Sales or Refinancings shall be distributed, within a reasonable time after the occurrence of the event giving rise to such Net Cash from Sales or Refinancings, to the Members in accordance with their respective Percentage Interests.

     5.3 DISTRIBUTIONS OTHER THAN CASH. No Member shall have any right to demand or receive property other than cash in respect of any part of such Member's contribution to the capital of the Company or a share of the Company's Profits or any distribution. A Member shall have a right to distributions of cash, including the return of such Member's Capital Contribution, only in the circumstances set forth herein.

                                   ARTICLE VI

                             MANAGEMENT BY MEMBERS;
              RIGHTS, POWERS, DUTIES AND OBLIGATIONS OF THE MEMBERS

     6.1  MANAGEMENT BY MEMBERS.

     A. AUTHORITY OF MEMBERS AS MANAGERS. The business and affairs of the Company shall be managed by the Members. Subject to SECTION 6.1B, the Members shall have and be subject to all duties and liabilities, and shall have all of the authority with respect to the business and affairs of the Company, that managers have under the Act and this Agreement.

     B. ACTION BY THE MEMBERS. Subject to SECTION 12.10, and except as otherwise expressly provided herein, to authorize any act, decision or omission to act on behalf of the Company or the Members, the Consent of the Members shall be required.

     C. OFFICERS. The Members may appoint individuals to serve as officers of the Company with such titles as the Members may select to act on behalf of the Company with such power and authority as the Members may delegate in writing to any such person. Each officer shall be appointed to serve until such officer's successor has been elected and qualified, or until such officer's earlier death, resignation, termination of employment with the Company or removal. Any officer may be removed by the Members at any time with or without cause. In addition to any other power and authority delegated by the Members, such officers shall have the powers and authorities described on SCHEDULE C. The initial officers of the Company shall be as follows:

          Chairman                                    Gerald Cerce
          President                                   Roger D. Dreyer
          Vice President                              Paul Michaels
          Treasurer and Assistant Secretary           Duane DeSisto
          Secretary                                   Stephen J. Carlotti

     6.2 APPARENT AUTHORITY. Any person dealing with the Company may always rely on a certificate signed by any Member or officer:


          (i)   as to the identity of the Members hereunder;

          (ii) as to the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by the Members or are in any other manner germane to the affairs of this Company;

          (iii) as to who is authorized to execute and deliver any instrument or document of the Company;

          (iv) as to the authenticity of any copy of this Agreement and amendments thereto; or

          (v) as to any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

     6.3 REIMBURSEMENT. The Members and any officers shall be entitled to reimbursement from Company funds for all reasonable expenses incurred on behalf of the Company.

     6.4 BOOKS AND RECORDS. The Company shall keep at its principal office, and shall permit any Member to inspect and copy at such Member's own expense, upon reasonable request, during ordinary business hours, the records required by the Act and such other records as are pertinent to the Company's business operations.

     6.5 ACCOUNTING AND TAX INFORMATION. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods elected to be followed by the Company for federal income tax purposes. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company's business. The Members shall use their best efforts to cause the Company to deliver to each Member within 90 days after the end of each Fiscal Year all information necessary for the preparation of such Member's federal income tax return.

     6.6 OTHER ACTIVITIES. Any Member may engage in any other business of any nature independently or with others, and neither the Company nor the other Members shall have any rights with respect to any such other ventures.

                                   ARTICLE VII

                     TRANSFERABILITY OF PERCENTAGE INTERESTS

     7.1 TRANSFER. AAi's Percentage Interest is Transferable in whole or in part only upon AAi's compliance with SECTION 7.2; PROVIDED that AAi may Transfer its Percentage Interest, in whole or in part, to an Affiliate of AAi or to any person to whom all or substantially all of the assets of AAi are Transferred without complying with the provisions of SECTION 7.2. The Percentage Interest of any Member other than AAi is not Transferable in whole or in part without the prior written consent of AAi.

     7.2  COMPANY AND MEMBER RIGHT OF FIRST REFUSAL. The provisions of this
SECTION 7.2 shall apply only to the Transfer of AAi's Percentage Interest, in whole or in part.

     A. If at any time any Member wishes to Transfer any or all of such Member's Percentage Interests pursuant to the terms of a bona fide offer received from a third party, such Member shall submit a written offer to sell such Percentage Interests to the Company at the price and on the terms offered by such third party (the "OFFER"), and notice of such offer shall be made to each of the other Members at the same time such written offer is so submitted. The Offer shall include a copy of a bona fide offer from such third party, which shall set forth the complete terms of the proposed purchase, including the amount of Percentage Interests proposed to be purchased, the purchase price, the name and address of the purchaser, the other principal terms of the proposed transaction and any other material facts relating to the proposed transaction (the "OFFER NOTICE"). Within 20 days after receipt of the Offer Notice, the Company shall give notice to the Member and to the other Members of its intent to purchase all or any portion of the offered Percentage Interests subject to the Offer.

     B. If, for any reason whatever, the Company shall not exercise its right to purchase all of the offered Percentage Interests, then each of the Members shall have the right to purchase that portion of the offered Percentage Interests that the Company shall not have agreed to purchase from the Member (all such remaining Percentage Interests being referred to as the "REMAINING OFFERED PERCENTAGE INTERESTS"). Each Member shall have the right to purchase that number of the Remaining Offered Percentage Interests as shall be equal to the aggregate Remaining Offered Percentage Interests multiplied by the Percentage Interest of such Member. The amount of Percentage Interests each Member is entitled to purchase under this SECTION 7.2B shall be referred to as such Member's "PRO RATA FRACTION". In the event a Member does not wish to purchase or to transfer to another Member such Member's right to purchase such Member's Pro Rata Fraction, then any Members who so elect shall have the right to purchase, on a pro rata basis with any other Members who so elect, any Pro Rata Fraction not purchased by a Member. Each Member shall act upon the Offer as soon as practicable after receipt from the Company of notice that it has not elected to purchase all of the offered Percentage Interests, and in any event within 15 days after receipt thereof. Each Member shall have the right to accept the Offer as to all or part of the Remaining Offered Percentage Interests offered thereby. In the event that a Member shall elect to purchase all or part of the Remaining Offered Percentage Interests covered by the Offer, said Member shall individually communicate in writing such election to purchase to whichever of the Members has made the Offer and to the Company, which communication shall be delivered by hand or mailed to such Member at its address for notices provided in this Agreement and shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Percentage Interests covered thereby.

     C. In the event that the Company and Members, taken together, do not purchase all of the Percentage Interests offered by a Member pursuant to and within the time proscribed for acceptance of the Offer, each such agreement to purchase the Percentage Interests shall be deemed null and void, and such Percentage Interests may be sold at any time within 90 days after the expiration of the Offer. Any such sale shall be at not less than the price and upon other terms and conditions, if any, not more favorable to the purchaser than those specified in the Offer Notice. Any Percentage Interests not sold within such 90-day period shall continue to be subject to the requirements of a prior offer and re-sale pursuant to this SECTION 7.2. Notwithstanding anything contained herein to the contrary, a third-party transferee of a Percentage Interest pursuant to this SECTION 7.2 must meet the requirements of SECTION 7.3 in order to become a Substitute Member in respect of the Percentage Interest transferred.

     7.3 SUBSTITUTE MEMBERS. No transferee of a Member's Percentage Interest shall have the right to be admitted as a Substitute Member in place of the assignor unless:

          (a) the transferor shall clearly designate in writing such transferor's intention that the transferee is to become a Substitute Member;

          (b) the transferee shall agree in writing to be bound by all of the terms of this Agreement;

          (c) the transferee is admitted as a Substitute Member by the Consent of the Members;

          (d) the transferee shall execute and/or deliver such instruments, including an opinion of counsel, to the effect that such proposed assignment and substitution do not violate state or federal securities laws, as the Members holding a majority of the Percentage Interest deem necessary or desirable to effect such transferee's admission as a Substitute Member and to evidence such transferee's acceptance of the terms of this Agreement; and

          (e) the transferee shall pay all reasonable expenses in connection with such transferee's admission as a Substitute Member.

     7.4 RIGHTS OF ASSIGNEES. A transferee who does not become a Substitute Member shall succeed only to the rights of the transferor to receive distributions from the Company as provided in ARTICLES V and IX.

     7.5 TRANSFER OF PERCENTAGE INTEREST TO AN AFFILIATE OR SUCCESSOR. Notwithstanding anything in this Agreement to the contrary, a Transfer of the Percentage Interest of AAi or any part thereof to any Affiliate or successor-in-interest to AAi shall not be subject to the requirements of SECTION
7.2 or SECTION 7.3. Rather, any such Transfer shall be deemed permitted hereunder and approved by the Members hereby, and any such transferee shall automatically be treated as a Substitute Member for purposes of this Agreement.

                                  ARTICLE VIII

                            DISSOCIATION OF A MEMBER

     8.1 DISSOCIATION. A Member may not voluntarily Dissociate without the prior unanimous written consent of the other Members.


     8.2 STATUS OF DISSOCIATED MEMBER. In the event of the Dissociation of a Member, the legally appointed successors in interest, including the executor, administrator, guardian or conservator, as the case may be, of the Dissociated Member, and any legally appointed successor to such executor, administrator, guardian or conservator, and the successors in interest of a dissolved Member (collectively, the "SUCCESSORS"), shall be deemed assignees and shall have only the rights accorded to assignees pursuant to SECTION 7.4 except to the extent that the remaining Members unanimously agree in writing to admit the assignee as a Substitute Member pursuant to the terms of SECTION 7.3. Unless and until any such assignee is admitted to the Company as a Substitute Member pursuant to the terms of SECTION 7.3, such assignee shall have no right to participate in the management of the affairs of the Company attributable to Members, if any, or to exercise any rights or powers of a Member.

     8.3  PURCHASE OF DISSOCIATED MEMBER'S PERCENTAGE INTEREST.

     A. Upon Dissociation of a Member, the Company (upon the unanimous written consent of the Members) shall have the option, exercisable by written notice (an "ELECTION NOTICE") delivered within 60 days after the event of Dissociation, to purchase the Dissociated Member's Percentage Interest for a buyout price determined in the manner hereafter provided. If the Company fails to exercise this option, the Dissociated Member shall remain an assignee with the status described in SECTION 8.2, provided that the Company may elect at any time to exercise the option to purchase the Dissociated Member's Percentage Interest by delivery of 60 days written notice (also called an "ELECTION NOTICE") and proceeding in accordance with the terms and conditions of this SECTION 8.3.

     B. The buyout price of a Dissociating Member's Percentage Interest shall be the amount set forth in any relevant agreement between the parties or, in the absence thereof, shall an amount that is agreed upon by the Company and the Dissociated Member. At the election of the Company, unless provided in any other relevant agreement between the parties, the buyout price may be paid in up to five equal annual installments, with interest at the aforesaid rate.

     C. Damages for wrongful Dissociation under SECTION 8.1, and all other amounts owing, whether or not presently due, from a Dissociating Member to the Company shall be offset against the buyout price.

     8.4 EXPULSION. A Member may be expelled from the Company (each such instance an "EXPULSION") upon the unanimous consent of the other Members if:

          (a) it is unlawful to carry on the Company's business with such Member;

          (b) there has been a Transfer of all or substantially all of such Member's Percentage Interest in the Company;

          (c) within 90 days after the Company notifies a corporate Member that it will be expelled because it has filed a certificate of dissolution or the equivalent, its charter has been revoked, or its right to conduct business has been suspended by the jurisdiction of its incorporation, there is no revocation of the certificate of dissolution nor reinstatement of its charter or its right to conduct business; or

          (d) a partnership or limited liability company that is a Member has been dissolved and its business is being wound up;

          (e) in the case of a Member that is a trust or is acting as a Member by virtue of being a trustee of a trust, distribution of the trust's entire transferable interest in the Company, but not merely the substitution of a successor trustee;

          (f) in the case of a Member that is an estate or is acting as a Member by virtue of being a personal representative of an estate, distribution of the estate's entire transferable interest in the Company, but not merely the substitution of a successor personal representative; or

          (g) termination of a Member who is not an individual, partnership, corporation trust or estate.

                                   ARTICLE IX

                                   DISSOLUTION

     9.1 DISSOLUTION. The Company shall dissolve and its affairs shall be wound up upon the first to happen of any of the following events:

          (a) the sale of all or substantially all of the assets of the Company;

          (b) a vote in favor of dissolution by Members whose Percentage Interests represent at least a majority of the Percentage Interests; or

          (c) upon the Dissociation of the last remaining Member, unless the successor(s) in interest of such last remaining Member and any assignees of such Member's Percentage Interest and of any other Member's Percentage Interest agree in writing to admit at least one Member to continue the business of the Company. Such election must be made within 90 days after the Dissociation of the last remaining Member.

     9.2 LIQUIDATION. Upon dissolution of the Company and the abandonment of further intention of utilizing the properties or business of the Company, the assets of the Company shall be liquidated as promptly as practicable. The provisions of this SECTION 9.2 shall be subject to the rights of the Members or their successors to continue the business of the Company for the purpose of winding up the affairs of the Company. During the liquidation of the Company, the Members in their sole discretion shall determine whether or not any asset is suitable for distribution in kind. In liquidating the assets of the Company, all assets of a salable value which the Members determine are not suitable for an equitable distribution in kind, shall be sold at public or private sale as the Members may deem advisable. It is agreed that any Member may purchase said assets at said sale. The Members shall give at least 15 days' prior written notice (in which the assets to be sold and the time, date, location and condition of sale shall be specified) to the Members of any such liquidating sale of all or any part of the Company's assets. Upon liquidation of the assets of the Company, the cash proceeds from the sale of Company assets and the other unliquidated assets of the Company shall be applied in the following order of priority:

          (i) to the payment, to the extent required by any lender or creditor, including Members who are creditors, of all debts, obligations and liabilities of the Company and to the payment of taxes then due and payable. Should there be any contingent debts, commitments, obligations or liabilities, a reserve shall be set up to meet such items, and if and when or to the extent that said contingency shall cease to exist, the moneys or other assets, if any, in reserve, shall be distributed as hereinafter provided in this SECTION 9.2;

          (ii) to the Members, an amount equal to their remaining Capital Account balances, after giving effect to all contributions, distributions, and allocations for all periods; and

          (iii) any balance, to the Members in accordance with their Percentage Interests.

     9.3 FINAL ACCOUNTING. Upon dissolution and liquidation a statement, prepared by the Company, shall be sent to each Member within 60 days after liquidation setting forth the assets and liabilities of the Company.

     9.4 ARTICLES OF DISSOLUTION. Not later than 30 days following the dissolution and winding up of the Company, the Members or their successors shall file or cause to be filed Articles of Dissolution with the Secretary of State in accordance with Act.

                                    ARTICLE X

                    INTERESTED TRANSACTIONS; LOANS BY MEMBERS

     10.1 INTERESTED TRANSACTIONS. Any Affiliated Person or any Member may act as attorney for, deal and contract with and be employed by the Company, and any Member or Affiliated Person may be in any manner interested in or connected with any corporation, association or business in which the Company is directly or indirectly interested, all in the same manner and with the same freedom as though not a Member and without accountability for any profit, benefit or compensation received in connection with such actions or relationships, none of which shall be void or voidable by reason of such relationship.

     10.2 LOANS BY MEMBERS. Any Member, upon the Consent of the Members, may make loans or lend money to the Company or advance monies on its behalf, which loans or advances shall be repayable on such terms and conditions as shall be agreed upon by the advancing Member and the Company.

                                   ARTICLE XI

                                 INDEMNIFICATION

     11.1 INDEMNIFICATION. Subject to the exclusions hereinafter set forth, the Company will indemnify an Indemnified Person against and hold the Indemnified Person harmless from any Covered Loss or Covered Expenses.

     11.2 ADVANCE PAYMENT OF COVERED EXPENSES. The Company will pay the Covered Expenses of an Indemnified Person in advance of the final disposition of any Proceeding except to the extent that the defense of a claim against the Indemnified Person is undertaken pursuant to any Members' and officers' liability insurance maintained by the Company. The advance payment of Covered Expenses will be subject to the Indemnified Person's first agreeing in writing with the Company to repay the sums paid by it hereunder if it is thereafter determined that the Proceeding involved an Excluded Claim or that the Indemnified Person was otherwise not entitled to indemnity under this ARTICLE XI.

     11.3 EXCLUSIONS. The Company will not be liable to pay any Covered Loss or Covered Expenses (an "EXCLUDED CLAIM"):

          (a) for which payment is actually made to or on behalf of the Indemnified Person under such Members' and officers' liability insurance policy as may be maintained by the Company (except for any deductible under, or excess beyond the amount covered by, such insurance);

          (b) for which the Indemnified Person is otherwise indemnified or reimbursed;

          (c) with respect to a Proceeding in which a final judgment or other final adjudication determines that the Indemnified Person is liable to the Company for: (i) a breach of the Indemnified Person's duty of loyalty to the Company or its Members; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (iii) any transaction (other than a transaction approved as an interested party transaction in accordance with the Act) from which the Indemnified Person derived an improper personal benefit; or

          (d) If a final judgment or other final adjudication determines that such payment is unlawful.

     11.4 NOTICE TO COMPANY; INSURANCE. Promptly after receipt by the Indemnified Person of notice of the commencement of or the threat of commencement of any Proceeding, the Indemnified Person will, if indemnification with respect thereto may be sought from the Company under this ARTICLE XI, notify the Company of the commencement thereof. If, at the time of the receipt of such notice, the Company has any Members' and officers' liability insurance in effect, the Company will give prompt notice of the commencement of such Proceeding to the insurer in accordance with the procedures set forth in the policy or policies in favor of the Indemnified Person. The Company will thereafter take all necessary or desirable action to cause such insurer to pay, on behalf of the Indemnified Person, any and all Covered Loss and Covered Expenses payable as a result of such Proceeding in accordance with the terms of such policies.

     11.5 INDEMNIFICATION PROCEDURES.

     A. Payments on account of the Company's indemnity against Covered Loss will be subject to the Company's first determining that the Covered Loss results from a claim which is not an Excluded Claim. Such a determination will be made by a majority vote of the Members not at the time parties to the Proceeding. The determination required by this SECTION 11.5A will be made within 60 days of the Indemnified Person's written request for payment of a Covered Loss, and if it is determined that the Covered Loss is not an Excluded Claim payment will be made forthwith thereafter.

     B. Payment of an Indemnified Person's Covered Expenses in advance of the final disposition of any Proceeding will be made within 20 days of the Indemnified Person's written request therefor. From time to time prior to the payment of Covered Expenses the Company may, but is not required to, determine (in accordance with SECTION 11.5A) whether the Covered Expenses claimed may reasonably be expected, upon final disposition of the Proceeding, to constitute an Excluded Claim. If such a determination is pending, payment of the Indemnified Person's Covered Expenses may be delayed up to 60 days after the Indemnified Person's written request therefor, and if it is determined that the Covered Expenses are not an Excluded Claim, payment will be made forthwith thereafter.

     11.6 SETTLEMENT. The Company will have no obligation to indemnify the Indemnified Person under this ARTICLE XI for any amounts paid in settlement of any Proceeding effected without the Company's prior written consent. The Company will not unreasonably withhold or delay its consent to any proposed settlement. The Company may consent to a settlement subject to the requirement that a determination thereafter will be made as to whether the Proceeding involved an Excluded Claim or not.

     11.7 RIGHTS NOT EXCLUSIVE. The rights provided hereunder will not be deemed exclusive of any other rights to which the Indemnified Person may be entitled under the Act, any agreement, vote of Members or of disinterested Members or otherwise, both as to action in the Indemnified Person's official capacity and as to action in any other capacity while holding such position or office, and shall continue after the Indemnified Person ceases to serve the Company in an official capacity.

     11.8  ENFORCEMENT.

     C. The Indemnified Person's right to indemnification hereunder will be enforceable by the Indemnified Person in any court of competent jurisdiction and will be enforceable notwithstanding that an adverse determination has been made as provided in SECTION 11.5.

     D. In the event that any action is instituted by the Indemnified Person under this ARTICLE XI to enforce or interpret any of the terms of this ARTICLE XI, the Indemnified Person will be entitled to be paid all court costs and expenses, including reasonable attorneys' fees, incurred by the Indemnified Person with respect to such action, unless the court determines that each of the material assertions made by the Indemnified Person as a basis for such action was not made in good faith or was frivolous.

     11.9 SUCCESSORS AND ASSIGNS. This ARTICLE XI will be (a) binding upon all successors and assigns of the Company (including any transferee of all or substantially all of its assets) and (b) binding on and inure to the benefit of the heirs, executors, administrators, and other personal representatives of the Indemnified Person. If the Company Transfers all or substantially all of its assets to a third party, the Company will, as a condition of such Transfer, require such third party to assume and perform the obligations of the Company under this ARTICLE XI.

     11.10 AMENDMENT. No amendment of this ARTICLE XI will be effective as to an Indemnified Person without such Indemnified Person's written consent.

     11.11 ACCEPTANCE BY INDEMNIFIED PERSON. This ARTICLE XI will apply and the benefits hereof will be available, to each Member and officer, if any, of the Company who by accepting his or her respective position and serving on behalf of the Company will be deemed to have accepted the provisions of this ARTICLE XI and to have agreed to abide by the terms contained herein.

                                   ARTICLE XII

                                  MISCELLANEOUS

     12.1 TAX MATTERS PARTNER. The Company shall not have a so-called "TAX MATTERS PARTNER" so long as there are 10 or fewer Members, each of whom is (a) an individual (other than a non-resident alien) or (b) an estate of a deceased Member, or (c) a C corporation, and so long as it is not otherwise required by the Code or the Treasury Regulations. In the event that these circumstances are no longer true, a Tax Matters Partner shall be appointed by the Consent of the Members.

     12.2 NOTICES. All notices, demands or other communications required or permitted hereunder shall be in writing, addressed (i) if to the Company, at its principal place of business as set forth herein, or (ii) if to a Member, at the address for such Member listed on SCHEDULE A (or, in any case, at such other address as the addressee shall have specified by notice delivered in accordance herewith), and shall be deemed delivered upon (a) actual delivery (including by hand delivery, overnight delivery service, facsimile, telex, telecopy, e-mail or similar transmission) in legible form to such address (evidenced in the case of hand delivery or overnight delivery service by a delivery receipt, and evidenced in the case of a facsimile, telex, telecopy, e-mail or similar transmission by receipt of a transmission confirmation), or (b) in the case of a letter, five days after the same shall have been deposited in the United States mail, with first-class registered or certified postage prepaid.

     12.3 GOVERNING LAW. This Agreement, and the rights and remedies granted hereunder, shall be construed, administered and enforced according to the laws of the State of Delaware without regard to its conflict of laws principles.

     12.4 PRONOUNS. Feminine or neuter pronouns shall be substituted for those of the masculine gender, the plural for the singular and the singular for the plural, in any place in this Agreement where the context may require such substitution.

     12.5 TITLES. The titles of Articles and Sections are included only for convenience and shall not be construed as a part of this Agreement or in any respect affecting or modifying its provisions.

     12.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of all parties hereto and their heirs, assigns, and legal representatives.

     12.7 SEVERABILITY. If any provision of this Agreement is determined by a court to require the Company to perform or to fail to perform an act which is in violation of applicable law, this Agreement shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, this Agreement shall be enforceable in accordance with its terms.

     12.8 COUNTERPARTS. This Agreement may be signed in one or more counterparts and by telefacsimile and all counterparts so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the original or the same counterpart.

     12.9 NO THIRD PARTY BENEFICIARIES. This Agreement is made solely and specifically among and for the benefit of the parties hereto and, subject to the terms hereof, their successors and assigns, and no other person shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account to this Agreement as a third party beneficiary or otherwise.

     12.10 AMENDMENT. Except as otherwise provided in SECTION 11.10, this Agreement may be amended with the Consent of the Members except that the unanimous written consent of the Members must be obtained for any amendment that would (i) amend this SECTION 12.10 or (ii) change the Capital Contributions required of the Members, their rights and interests in Profits, Losses, Cash Flow and other distributions of the Company, or their rights upon liquidation or dissolution thereof.

     IN WITNESS WHEREOF the parties hereto have executed this Amended and Restated Operating Agreement to be effective as of the 10th day of August, 1998.

                                      AAi.FOSTERGRANT, INC.


                                      By /s/ Gerald Cerce
                                        ----------------------------------------
                                      Its Chief Executive Officer



                                      HOUDINI CAPITAL LTD


                                      By /s/ Roger D. Dreyer
                                        ----------------------------------------
                                      Its President

                                   SCHEDULE A

                   Names, Addresses, Capital Contributions and
                         Percentage Interests of Members


Member Name                              Capital                   Percentage
and Address                              Contribution              Interest
-----------                              ------------              ----------

AAi.FOSTERGRANT, Inc.                    $126,001.60               80%
500 George Washington Highway
Smithfield, Rhode Island  02917
Attn:  Chairman
Telephone:  (401) 231-3800
Facsimile:  (401) 231-3212

Houdini Capital LTD                      $ 31,500.40               20%
345 East 69th Street
Apt. 14H
New York, N.Y.  10021
Telephone:

                                   SCHEDULE B

                              Appraisal Procedures


Whenever this Agreement provides for the valuation of the Company's real estate by appraisal, the following procedures shall govern:

The value of such real estate shall be determined by three M.A.I. appraisers, one of whom shall be designated by the Company, one of whom shall be designated by the Dissociated Member or such Dissociated Member's Successors and the third designated by the other two appraisers; but if they cannot agree upon the selection of the third appraiser within seven days of their being selected, then the third shall be designated by the American Institute of Real Estate Appraisers. The Dissociated Member or such Dissociated Member's Successor, if applicable, shall designate an appraiser within 10 days after receipt of the Company's written notice of designation of an appraiser. If the Company or the Dissociated Member or such Dissociated Member's Successor does not designate such an appraiser within the time period aforesaid, the appraiser designated by the other party shall alone conduct the appraisal. If the three appraisers cannot agree as to value, then the average of the three valuations shall govern, except that in the event any one of the appraisals is more than 10% different (lessor or greater) than any other appraisal, then the middle (or median) appraisal shall be the valuation that governs. All appraisal reports shall be rendered in writing to both the Company and the Dissociated Member or such Dissociated Member's Successor and shall be signed by the appraisers.

The appraisers shall conduct their appraisals expeditiously, and if any appraiser shall fail, refuse, or neglect to perform such appraiser's duties as such appraiser, such appraiser shall be replaced by the person or persons originally appointing such appraiser, or by the American Institute of Real Estate Appraisers, if such appointment was by that organization.

The decision of the sole appraiser, or the three of said appraisers as the case may be, shall be final and binding on all parties.

The results of such appraisal shall be sent to the Company and the Dissociated Member or such Dissociated Member's Successor as soon as it has been completed.

Each of the Company and the Dissociated Member shall pay the costs and expenses of the appraiser appointed by such person or such person's personal representative, if applicable, and the costs and expenses of the third and independently appointed appraiser shall be shared equally by the parties.

                                   SCHEDULE C

                                Officers' Duties

I.   DUTIES OF OFFICERS

     Except as may be otherwise provided by the Members in a writing filed with the records of the Company, a person holding the title of an officer set forth below shall have the power and the duties set forth below:

     (a) CHAIRMAN. The Members may appoint a Chairman. The Chairman shall perform such duties and possess such powers as are assigned by the Members.

     (b) PRESIDENT. The Members may appoint a President. The President shall have general charge and supervision of the business of the Company, subject to the direction of the Chairman or the Members. The President shall perform such other duties and shall have such other powers as the Members may from time to time prescribe.

     (c) VICE PRESIDENTS. The Members may appoint one or more Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Members may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Members) shall perform the duties of the President and when so performing shall have all the powers of and be subject to all the restrictions upon the President. The Members may assign to any Vice President the title of Chief Operating Officer, Executive Vice President, Senior Vice President and/or any other title selected by the Members.

     (d) SECRETARY AND ASSISTANT SECRETARIES. The Members may appoint a Secretary and one or more Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Members may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the Secretary, including the duty and power to give notices of all formal meetings of the Members, to attend all such meetings and keep a record of the proceedings, to maintain lists of Members and their addresses as required, and to be custodian of the Company records of meetings, actions, authorizations, and resolutions of the Members and similar matters.

     Any Assistant Secretary shall perform such duties and possess such powers as the Members may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order to determined by the Members) shall perform the duties and exercise the powers of the Secretary and when so performing shall have all the powers of and be subject to all the restrictions upon the Secretary.

     In the absence of the Secretary or any Assistant Secretary at any formal meeting of the Members, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

     (e) TREASURER AND ASSISTANT TREASURERS. The Members may appoint a Treasurer and one or more Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Members. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including the duty and power to keep and be responsible for all funds and securities of the Company, to deposit funds of the Company in depositories selected by the Members or other appropriate authorized officer, to disburse such funds as ordered by the Members or appropriate authorized officer, to make proper accounts of such funds, and to render, as required by the Members or appropriate authorized officer, statements of all such transactions and of the financial condition of the Company.

     The Assistant Treasurer shall perform such duties and possess such powers as the Members may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Members) shall perform the duties and exercise the powers of the Treasurer and when so performing shall have all the powers of and be subject to all the restrictions upon the Treasurer.

II.  RULES REGARDING OFFICERS.

     1. TENURE. Each officer shall hold office until a successor is appointed and qualified, unless a different term is specified by the Members in appointing such person, or until such person's earlier death, resignation or removal.

     2. RESIGNATION AND REMOVAL. Any officer may resign by delivering a written resignation to the Members at the Company's principal office. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

     Except as otherwise provided in a separate written agreement between the Company and any officer, any officer may be removed at any time, with or without cause, by the Members, and all officers shall serve in the sole discretion of the Members.

     3. COMPENSATION. Except as the Members may otherwise determine, or as specifically provided in a separate written agreement between the Company and any officer, no officer who resigns or is removed shall have any rights to any compensation as an officer for any period following such resignation or removal, or any right to damages on account of such removal, whether compensation be by the month or by the year or otherwise.

     4. VACANCIES. The Members may fill any vacancy occurring in any office for any reason and may, in their discretion, leave any office unfilled for such period as they may determine. Any successor so appointed shall hold office for the unexpired term, if any was specified for such successors predecessor, and until such persons successor is appointed and qualified, or until such persons earlier death, resignation or removal.